Exhibit 99.1

NEWS RELEASE

For more information contact:
Joe Bedewi
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR REPORTS THIRD QUARTER 2011 RESULTS

Financial Highlights:

•	Revenue of $81.7 million, a decrease of 2.6% from $83.9 million in 2Q11 and an increase of 6.0% from $77.1 million in 3Q10.

•	Gross margin of 58.6%, compared to 60.4% in 2Q11 and 59.1% in 3Q10.

•
Net income of $0.11 per diluted share, compared to net income of $0.11 per diluted share in 2Q11 and net income of $0.13 per diluted share in 3Q10. 3Q11 financial results include approximately $1.8 million ($0.01 per diluted share) of restructuring related charges.

HILLSBORO, OR - October 20, 2011 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the third quarter ended October 1, 2011.

For the third quarter, revenue was $81.7 million, a decrease of 2.6% from the $83.9 million reported in the prior quarter, and an increase of 6.0% from the $77.1 million reported in the same quarter a year ago. FPGA revenue for the third quarter was $26.2 million, a decrease from the $27.9 million reported in the prior quarter, and an increase from the $24.7 million reported in the same quarter a year ago. PLD revenue for the third quarter was $55.5 million, a decrease from the $56.0 million reported in the prior quarter, and an increase from the $52.4 million reported in the same quarter a year ago.

Net income for the third quarter was $13.3 million ($0.11 per diluted share), compared to a prior quarter net income of $13.0 million ($0.11 per diluted share) and net income of $15.4 million ($0.13 per diluted share) reported in the same quarter a year ago. Third quarter 2011 financial results include approximately $1.8 million ($0.01 per diluted share) of restructuring related charges, as compared to approximately $1.4 million ($0.01 per diluted share) of restructuring related charges included in the second quarter 2011 financial results.

Darin G. Billerbeck, President and Chief Executive Officer, said, “Our third quarter results reflect the impact of weakness worldwide, with the European economic crisis and uncertainty slowing telecommunications infrastructure spending. In response to these uncertain conditions, we continue to manage our inventory and work with customers to meet demand fluctuations. We had record quarterly shipments of our mid-range LatticeECP3 FPGA and the consumer end-market was strong for us during the quarter. We continue to focus on the areas that will drive our success, with an emphasis on product, supply chain and operations excellence, and cost controls, as evidenced by our ability to maintain our earnings per share from the previous quarter even as our gross margin was slightly lower. We are confident in our ability to navigate further volatility given our differentiated market position, strong balance sheet, and an R&D roadmap focused on delivering affordable innovation.”

Joe Bedewi, Corporate Vice President and Chief Financial Officer, added, “Total operating expenses of $35.6 million were lower than our original guidance of $36.5 million. We incurred approximately $1.8 million in restructuring charges in the quarter. Gross margin for the third quarter decreased sequentially to 58.6%. This was at the low end of our guidance, and was driven by product mix, gold and yield related costs. We generated $26.4 million of cash from operations, ending the quarter with a cash, cash equivalents and short-term marketable securities balance of $267.2 million. During the third quarter, we repurchased 850,770 of the Company's outstanding shares. We have now repurchased approximately 2.5 million shares valued at $14.8 million, under the $20 million stock repurchase program we announced on October 21, 2010.”

Third Quarter 2011 Business Highlights:

•
Started Shipping Industry-Leading Lattice MachXO2 PLD Family in Small WLCSP Package: Lattice started shipping samples of its MachXO2™ PLD family using a 2.5mmx2.5mm 25-ball Wafer Level Chip Scale Package (WLCSP). The MachXO2 devices now combine an extremely small footprint -- until now unprecedented in the PLD market -- with the industry's lowest power and most feature rich low density PLDs. With the industry's most robust PLD functionality, ultra low power and new WLCSP packaging, the MachXO2 devices can now address applications previously not accessible to PLDs.

•
Announced LatticeECP3™ FPGA family as the First PCI Express 2.0 Compliant Low Cost FPGA at 2.5Gbps: Achieving this significant industry milestone enables cost and power reduction with higher reliability for 2.5Gbps PCIe v2.0 systems for communications, multimedia, server and mobile platforms, and adds to the broad range of design solutions from Lattice and its IP partners that support the widely adopted serial interconnect standard.

•
Launched Power & Platform Management Seminars: Following the publication and widespread adoption of its Power 2 You guide to power management, Lattice has launched the worldwide Power 2 You Seminar Series in October 2011. Board Designers can learn to reduce power and platform management costs up to 50%, increase reliability and reduce the risk of board re-spins.

•
Expanded Board of Directors with Additions of Veteran Technology Executives: Ms. Robin Abrams has over 30 years of top-level sales, marketing and executive management experience in high-tech companies, both in the U.S and abroad, including Firefly Mobile, Inc., Palm Computing, Inc. and Apple. Mr. John Bourgoin has more than 35 years of executive management experience in the semiconductor industry at MIPS Technologies, Advanced Micro Devices, Inc., and Silicon Graphics.

Business Outlook - Fourth Quarter 2011:

•	Revenue is expected to decline 4% to 9% on a sequential basis.

•	Gross margin percentage is expected to be approximately 59% plus or minus 2%.

•	Total operating expenses are expected to be approximately $35.6 million, including approximately $1.0 million in restructuring charges.

Investor Conference Call / Webcast Details:

Lattice Semiconductor will review the Company's financial results for the third quarter 2011 and business outlook for the fourth quarter 2011 on Thursday, October 20, 2011 at 6:00 p.m. EDT. The conference call-in number is 1-888-286-6281 with conference identification number 14035088. A live webcast of the conference call will also be available on Lattice's website at www.latticesemi.com. Our financial guidance will be limited to the comments on our public quarterly earnings call and the public business outlook statements contained in this press release.

A replay of the call will be available approximately two hours after the conclusion of the live call through 11:59 p.m. EDT on October 27, 2011, by telephone at 1-404-537-3406. To access the replay, use conference identification number 14035088. A webcast replay will also be available on Lattice's investor relations website at www.latticesemi.com.

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Such forward-looking statements include statements relating to: our business outlook, including those statements under the heading “Business Outlook - Fourth Quarter 2011” relating to expected revenue, gross margin, total operating expenses and projected restructuring charges; our managing inventory and demand fluctuations; our continued focus on product, supply chain and operations; our ability to control costs; our ability to maintain earnings per share; and our ability to navigate further volatility. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as global economic conditions, which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and in particular our MachXO and LatticeECP3 solutions, the ability to supply products to customers in a timely manner or changes in our distribution relationships. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, including commodity costs, variations in manufacturing yields, the failure to sustain operational improvements, the actual amount of restructuring charges and compensation charges due to stock price changes. Restructuring charges may vary from the estimate on the basis of the timing and scope of the restructuring. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges, including without limitation, restructuring charges could adversely affect our profitability during the quarter.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company's dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, and the other risks that are described in this press release and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:

Lattice is the source for innovative FPGA, PLD, and programmable Power Management solutions. For more information, visit www.latticesemi.com. Follow Lattice via Facebook, RSS and Twitter.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design) and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

Lattice Semiconductor Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	October 1, 2011	July 2, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Revenue	$81,720	$83,861	$77,137	$248,196	$224,688

Costs and expenses:
Cost of products sold	33,866	33,190	31,551	100,062	90,704
Research and development	16,999	18,631	14,814	55,770	44,654
Selling, general and administrative	16,809	17,738	15,818	51,717	47,621
Restructuring (1)	1,760	1,387	79	4,982	41
	69,434	70,946	62,262	212,531	183,020
Income from operations	12,286	12,915	14,875	35,665	41,668

Other income, net (2)	248	268	669	1,179	1,916
Income before (benefit) provision for income taxes	12,534	13,183	15,544	36,844	43,584
(Benefit) provision for income taxes (3)	(803)	152	176	(443)	391
Net income	$13,337	$13,031	$15,368	$37,287	$43,193

Net income per share (4):
Basic	$0.11	$0.11	$0.13	$0.32	$0.37
Diluted	$0.11	$0.11	$0.13	$0.31	$0.36

Shares used in per share calculations (4):
Basic	117,926	118,047	117,257	117,990	116,332
Diluted	120,627	121,468	121,052	121,343	119,624

______________________
Notes:

(1)	Represents costs and adjustments incurred primarily related to the corporate restructuring plan announced on April 21, 2011.

(2)
During the first quarter of fiscal 2011 and the second quarter of fiscal 2010, the Company recognized a gain on the sale of certain auction rate securities of $0.6 million and a gain on the sale of real estate of $0.7 million, respectively.

(3)	Relates to the adjustment for uncertain tax benefits in connection with the settlement of IRS proposed adjustments for the Company's income tax returns for 2001 and 2002.

(4)	For all periods presented the computation of diluted earnings per share includes the effects of stock options and restricted stock units as they are dilutive. ESPP shares are included if dilutive.

Lattice Semiconductor Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 1, 2011	January 1, 2011
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$267,236	$238,220
Accounts receivable, net	53,482	41,188
Inventories	35,121	37,333
Other current assets	10,659	8,648
Total current assets	366,498	325,389

Property and equipment, net	38,735	39,322
Long-term marketable securities	7,389	10,232
Other long-term assets	11,790	2,744
Goodwill	897	—
	$425,309	$377,687

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and other accrued liabilities	$45,763	$38,648
Deferred income and allowances on sales to sell-through distributors	19,081	15,692
Total current liabilities	64,844	54,340

Other long-term liabilities	8,492	4,625
Total liabilities	73,336	58,965

Stockholders' equity	351,973	318,722
	$425,309	$377,687

Lattice Semiconductor Corporation
- Supplemental Historical Financial Information -

	Q311	Q211	Q310
Operations Information
Percent of Revenue
Gross Margin	58.6%	60.4%	59.1%
R&D Expense	20.8%	22.2%	19.2%
SG&A Expense	20.6%	21.2%	20.5%

Depreciation and amortization (in thousands)	4,089	4,426	3,673
Capital Expenditures (in thousands)	1,383	3,242	3,799
Stock Compensation Expense (in thousands)	1,687	1,737	1,033

Balance Sheet Information
Current Ratio	5.7	6.6	5.4
A/R Days Revenue Outstanding	59	61	57
Inventory Months	3.1	3.2	3.0

Revenue% (by Product Family)
PLD	68%	67%	68%
FPGA	32%	33%	32%

Revenue% (by Product Classification)
New	48%	49%	46%
Mainstream	27%	27%	32%
Mature	25%	24%	22%

Revenue% (by Geography)
Asia	64%	65%	69%
Europe (incl. Africa)	20%	22%	17%
Americas	16%	13%	14%

Revenue% (by End Market)
Communications	44%	47%	50%
Industrial & Other	31%	30%	26%
Computing	13%	13%	14%
Consumer	12%	10%	10%

Revenue% (by Channel)
Distribution	61%	57%	55%
Direct	39%	43%	45%

New: LatticeECP3, LatticeXP2, LatticeECP2/M, MachXO, Power Manager II, ispClock A/D/S, ispMACH 4000ZE

Mainstream: ispXPLD, ispGDX2, ispMACH 4000/Z, ispXPGA, LatticeSC, LatticeECP, LatticeXP, ispClock, Power Manager I, Software and IP

Mature: FPSC, ORCA 2, ORCA 3, ORCA 4, ispPAC, isplsi 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-volt CPLDs, GDX/V, ispMACH 4/LV, all SPLDs